Exhibit 8.1
List of Subsidiaries as at December 31, 2025

Name of Subsidiary	Place of Incorporation
Performance Shipping Management Inc.	Marshall Islands

Taburao Shipping Company Inc.	Marshall Islands

Tarawa Shipping Company Inc.	Marshall Islands

Arno Shipping Company Inc.	Marshall Islands

Maloelap Shipping Company Inc.	Marshall Islands

Garu Shipping Company Inc.	Marshall Islands

Bock Shipping Company Inc.	Marshall Islands

Arbar Shipping Company Inc.	Marshall Islands

Nakaza Shipping Company Inc.	Marshall Islands

Sri Lanka Shipping Company Inc.	Marshall Islands

Guadeloupe Shipping Company Inc.	Marshall Islands

Toka Shipping Company Inc.	Marshall Islands

Saint Barth Shipping Company Inc.	Marshall Islands

Mustique Shipping Company Inc.	Marshall Islands

Grenada Shipping Company Inc.	Marshall Islands

Barbados Shipping Company Inc.	Marshall Islands

Martinique Shipping Company Inc.	Marshall Islands

Saint Lucia Shipping Company Inc.	Marshall Islands

Performance Shipping USA LLC	Delaware, USA